EXHIBIT 10.92

PENNVEST

PENNSYLVANIA  INFRASTRUCTURE  INVESTMENT  AUTHORITY

September 25, 2014

CERTIFIED MAIL, RETURN RECEIPT

Bion. PA 1, LLC

c/o Bion Environmental Technologies, Inc.

P O Box 323

Old Bethpage, NY  11804

RE:

Bion PA 1, LLC

PENNVEST Loan #27774

Demand Letter

Dear Sir or Madam:

On November 3, 2010, the Pennsylvania Infrastructure Investment Authority ("PENNVEST") entered into a funding agreement (the "Funding Agreement") with Bion PA 1, LLC ("Bion").  A limited liability corporation and wholly owned subsidiary of Bion Environmental Technologies, Inc. (a Colorado corporation also known as Bion Technologies, Bion Environmental and Bion).  Bion was organized to manage the project; to receive the Commonwealth subsidized funding in the amount of Seven Million Seven Hundred Fifty-four Million Dollars ($7,754,000.00) from PENNVEST (the "Loan") and to deliver to PENNVEST, Bion's promise to repay the debt in the form of a debt obligation (the Debt Obligation).

Bion has failed to make several payments under the Debt Obligation.  Pursuant to paragraph J1 of the Funding Agreement failure to make a payment and cure such nonpayment within 10 days, is an Event of Default.   Rather than avail itself of the remedies, Bion requested PENNVEST forbear from doing so while Bion pursued options to cure the payment default.  Prior to documenting the terms of the forbearance, Bion abandoned the project in the Commonwealth of Pennsylvania.

Having received no payment since January 1, 2013, PENNVEST hereby accelerates the debt due and owing on the Loan and as of this date, the entire balance of the Loan, along with all accrued but unpaid interest and late charges currently totaling $8,137,117.37 are due and payable to PENNVEST without further notice.

PA Infrastructure Investment Authority (PENNVEST) / 22 S. Third Street  / Harrisburg, Pa 17101 / 717.705.1657 / www . pennvest . state . pa . us

Bion PA 1, LLC

September 25, 2014

If payment of $8,137,117.37 is not received on or before October 24, 2014, PENNVEST will exercise its rights under the Debt Obligation, including without limitation the right to confess judgment and place Bion on the debarment list with the Commonwealth limiting your ability to enter into contracts with the Commonwealth. Specifically as it relates to the Confession of Judgment, the warrant of attorney contained in the Debt Obligation will be exercised and judgment will be entered against Bion PA 1, LLC.  A late charge of 4% will be applied retroactively from the first occurrence of default.  Also, reasonable attorneys' fees will be assessed.  PENNVEST may take any or all other remedies available to it under the documents or otherwise allowed by law or practice.

You may avoid legal action against Bion PA 1, LLC and attorneys' fees and late charges of 4% by making payment of $8,137,117.37 on or before October 24, 2014.  Please remit this amount by certified check or money order to:  The Commonwealth of Pennsylvania, Office of Comptroller Operations, Special Accounting Division, 555 Walnut Street, 9th Floor, P.O. Box 2739, Harrisburg, PA 17105,  Attention:  Jeffrey Kreider.

Very truly yours,

/s/ Paul K. Marchetti

Paul K. Marchetti

Executive Director

cc:

Jan Napoli, PENNVEST

Michael Schaffner, PENNVEST